Exhibit 99.1

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195

Quality Distribution, Inc. Announces Preliminary Third Quarter 2010 Results

Tampa, FL – October 26, 2010

Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today announced preliminary results for the third quarter ended September 30, 2010.

Quality estimates that:

•

For the three-month period ended September 30, 2010, Quality expects its total revenue to be approximately $181 million, and Consolidated EBITDA to be within the range of $16.5 million to $16.8 million;

•	For the three-month period ended September 30, 2010, Quality expects operating income to be within the range of $9.6 million to $9.9 million;

•

Consolidated EBITDA for the three-month period ended September 30, 2010 excludes restructuring costs of approximately $2.4 million, which primarily consists of approximately $2.0 million related to an estimated withdrawal liability from various multi-employer pension plans;

•

For the last twelve-month period ended September 30, 2010, Quality expects total revenue to be approximately $672 million, and Consolidated EBITDA to be within the range of $61.5 million to $61.8 million;

•	For the last twelve-month period ended September 30, 2010, Quality expects operating income to be within the range of $43.6 million to $43.9 million;

•	Cash and total debt at September 30, 2010 were approximately $4 million and $316 million, respectively;

•	Availability under Quality’s asset-based revolving credit facility was approximately $65 million at September 30, 2010 and the outstanding borrowings under the ABL Facility were $65.2 million; and

•

For the three-month period ended September 30, 2010, capital expenditures are expected to be approximately $2.5 million, and net proceeds from sales of property, plant and equipment are expected to be approximately $2.2 million.

Gary Enzor, Chief Executive Officer stated “Our anticipated third quarter results reflect a continued improvement in year over year performance, delivering strong free cash flow, enhanced liquidity and a solid reduction in leverage.”

Reconciliation of Estimated Consolidated EBITDA to Estimated Operating Income

Consolidated EBITDA for Quality is defined as net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, adverse insurance claims development, refinancing costs, gain on early debt extinguishment which includes the write-off of deferred financing charges, costs related to unconsummated financial transactions, gain on pension settlement, gain on asset sales, restructuring costs which includes corporate office relocation costs, impairment of goodwill and intangibles and employee non-cash compensation. Consolidated EBITDA (as defined) is not a measure of financial performance or liquidity under United States generally accepted accounting principles (“GAAP”). Consolidated EBITDA (as defined) may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure.

The following table presents the calculation of Estimated Consolidated EBITDA for the periods presented:

	Three months ended September 30, 2010		Last twelve months ended September 30, 2010
(in millions)	Low	High	Low	High
Estimated Operating income	$9.6	$9.9	$43.6	$43.9

Reconciliation:
Depreciation and amortization	3.9	3.9	16.8	16.8
Other expense items	—	—	(2.4)	(2.4)
Employee non-cash compensation	0.6	0.6	2.4	2.4
Gain on sale of tank wash assets	—	—	(7.1)	(7.1)
Refinancing costs	—	—	2.2	2.2
Restructuring costs	2.4	2.4	6.0	6.0

Estimated Consolidated EBITDA	$16.5	$16.8	$61.5	$61.8

Quality intends to release third quarter 2010 financial results after the market closes on Monday, November 8, 2010. Quality will host a conference call for investors to discuss these results on Tuesday, November 9, 2010 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-219-1467; the toll number is 913-312-0686; the passcode is 4181815. A replay of the call will be available through December 9, 2010, by dialing 888-203-1112; passcode: 4181815. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com or http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about Quality may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information on the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its independent affiliates and independent owner-operators, provides bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10–K for the year ended December 31, 2009 and its Quarterly Reports on Form 10–Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

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